DIAMOND FOODS REPORTS FISCAL 2005 RESULTS
• Fiscal 2005 North American Retail Sales Increase 22%
• Fourth Quarter North American Retail Sales Increase 40%
• Emerald Snack Sales Triple to More Than $21 Million For Fiscal 2005
• Company Provides FY2006 Guidance
• Conference Call Tomorrow at 8:00 a.m. Pacific Time
STOCKTON, CA, October 27, 2005—Diamond Foods, Inc. (Nasdaq:DMND), a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands, today reported financial results for the fourth quarter and fiscal year ended July 31, 2005. The results have been prepared in accordance with generally accepted accounting principles (GAAP) for agricultural cooperative associations, which Diamond was prior to the completion of its initial public offering on July 26, 2005.
“We finished fiscal 2005 with strong growth and have positioned Diamond Foods for continued momentum in fiscal 2006 and over the long term,” said Michael J. Mendes, Diamond’s President and CEO. “We were pleased with our success in executing our strategy to expand Diamond’s presence in the high-growth snack nut category. During fiscal 2005, we tripled sales of our Emerald brand snack nut products to over $21 million, established key relationships in the market and invested substantial resources in our nationwide launch and brand building. By generating strong consumer awareness for our Emerald brand within the retail channel, we have emerged as the clear number two nationally branded player in the category.”
Recent Financial and Corporate Development Highlights
•	Achieved net sales of $462.5 million for fiscal 2005 and $97.7 million for the fiscal fourth quarter
•	Generated 40% growth in North American retail sales to $40.0 million during the fourth quarter. North American retail sales represent sales of Diamond’s culinary, snack and inshell products in the North American retail channel.
•	Achieved 193% growth in snack sales during fourth quarter
•	Successfully converted from an agricultural cooperative to a publicly traded company and concurrently completed an initial public offering that raised $88.3 million net proceeds for the company
•	Re-signed approximately 95% of the producing acreage of former cooperative walnut growers to long-term contracts with a weighted average tenure of over five years
•	Commenced shipping Emerald snack nut canisters with new and improved twist-on caps
•	Introduced Emerald snack nut products for the club distribution channel
•	Expanded Emerald roll-out at Wal-Mart from 100 stores to 500 stores

Fiscal 2006 Outlook
“For fiscal 2006, we expect to build on the strong revenue growth of fiscal 2005 in the North American Retail channel, as well as to benefit from the substantial investments we’ve made in launching and building the Emerald brand,” said Mendes. “ We will continue to focus more effort on growing our sales in the North American Retail sector, where we expect year over year growth of 25% to 30%, and less on the lower margin ingredient and international sectors. As a result, our overall sales growth will be in the 5% to 10% range. This increase in North American retail sales will be driven by an increase in snack sales to at least two times the level in 2005. We also expect lower ingredient and international sales as a result of carrying significantly less inventory into fiscal 2006 than we carried into fiscal 2005.”
“We expect to generate moderate increases in operating efficiencies as fiscal 2006 progresses,” added Seth Halio, Executive Vice President and Chief Financial Officer. “We recently completed the installation of state-of-the-art oil roasting and dry roasting equipment that should improve production capacity, enhance the quality of our Emerald products, and reduce costs. We also expect improved gross margin as we begin to see our investments in the Emerald snack nut product line lead to higher sales. We also expect pricing in 2006 to better reflect the higher commodity costs we have been experiencing.
“We currently expect earnings for the year to be in the range of $0.74 to $0.80 per share. Earnings per share will include the after tax effect of equity compensation charged to earnings of approximately $.10 to $.13 per share. We expect our effective tax rate to be approximately 40% of pretax income,” continued Halio.
Financial Results
As previously reported, net sales and other revenues by product line were (in thousands):

	Year ended July 31,		Quarter ended July 31,
	2005	2004	2005	2004
Culinary	$164,183	$141,963	$31,342	$25,434
Snack	21,559	7,105	7,348	2,509
In-shell	42,780	38,383	1,330	555

Total North American Retail	228,522	187,451	40,020	28,498
North American Ingredient/Food Service	107,029	70,991	31,330	20,274
International	122,514	96,312	25,099	20,053
Other	4,483	4,929	1,220	1,365

	$462,548	$359,683	$97,669	$70,190

Gross margin as a percentage of net sales (on a supplemental basis, presented for future comparability as discussed below) was 10.5%, 15.6%, 4.9% and 12.5%, for the years ended July 31, 2005 and 2004 and the quarters ended July 31, 2005 and 2004, respectively. The declines in gross margin as a percentage of net sales principally reflect product and channel mix, rising commodity costs (both walnuts as determined on a supplemental basis as described below and other nuts), and costs associated with the national launch of Emerald.

Selling, general and administrative expenses for the fourth quarter increased to $8.1 million from $6.9 million for the fourth quarter of fiscal 2004. For the fiscal year, selling, general and administrative expenses increased to $33.2 million from $28.2 million for fiscal 2004. For the full fiscal year, selling, general and administrative expenses as a percentage of net sales declined to 7.2% from 7.8%. For both the year and the quarter, these expenses increased in dollar terms principally due to higher brokerage costs associated with higher sales, settlement costs related to a receivable from an international customer and higher salary and professional costs.
Advertising costs for the fourth quarter increased to $3.7 million from $1.4 million and for the fiscal year increased to $22.2 million from $14.7 million. The increases were related principally to the launch of the Emerald brand snack nut products.
Costs relating to the conversion of Diamond from an agricultural cooperative were charged to operating expenses and totaled $0.7 million for the year and $0.5 million for the quarter. All such costs were incurred during 2005. Furthermore, expenses of the initial public offering were reflected as a reduction of net proceeds of the offering.
Net interest expense for the year increased to $4.4 million in 2005 from $3.4 in 2004 and for the quarter increased to $1.2 million in 2005 from $0.9 million in 2004, reflecting additional borrowings to fund working capital to support sales growth, as well as higher average interest rates. In July 2005, Diamond repaid $15.5 million of a subordinated loan and $45 million in short-term borrowings. As a result of the early payment of the subordinated loan, Diamond incurred a prepayment penalty of $2.0 million in the fourth quarter of 2005.
Diamond recorded an income tax benefit of $8.4 million for the year ended July 31, 2005, which was generated from the loss before income taxes in the non-patronage business as a result of costs to support the national launch of the Emerald brand snack nut products and from net deferred tax assets related to the former patronage business recognized as a result of the conversion. Diamond has approximately $10.0 million of net operating loss carry-forwards available to offset future federal income taxes.
As of July 31, 2005, Diamond had approximately $49.0 million in cash and cash equivalents and no short-term bank borrowings. Diamond had 15.6 million common shares issued and outstanding as of July 31, 2005.
Conference Call
Diamond will host a conference call and webcast tomorrow, Friday October 28, 2005 at 8:00 a.m. Pacific Time to discuss fiscal fourth quarter and full year 2005 results and recent corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-262-2211 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through November 3, 2005, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11042058#. To access the live webcast of the call, go to the Diamond Foods website at www.diamondnuts.com. An archived webcast will also be available at www.diamondnuts.com.
Cooperative Financial Information
Diamond conducted its business as an agricultural cooperative association prior to its initial public offering in July 2005. The financial statements for the years ended July 31, 2005 and 2004 include statements of net proceeds prepared in accordance with GAAP for agricultural cooperative associations, rather than statements of operations (which we will present for periods after July 31, 2005). Net proceeds are amounts distributable to member growers, and include net income or loss from sales of nuts other than walnuts. Net proceeds do not include walnut acquisition costs. For periods after July 31, 2005, Diamond’s financial statements will be prepared in accordance with GAAP for companies that are not cooperative associations and will include walnut acquisition costs as part of cost of sales.

	Year ended July 31,
Consolidated statements of net proceeds	2005	2004
Net sales and other revenues	$462,548	$359,683
Patronage inventory at beginning of period	(101,403)	(94,701)
Patronage inventory at end of period	67,152	101,403

Gross marketing pool proceeds	428,297	366,385
Purchased commodities	88,353	63,951
Processing, packing and distribution costs	103,034	78,641

Proceeds before operating expenses	236,910	223,793
Operating expenses:
Selling, general and administrative	33,188	28,169
Advertising	22,153	14,673

Total operating expenses	55,341	42,842

	181,569	180,951
Interest, net	4,433	3,403
Conversion costs	697	—
Early extinguishments of debt	2,028	—

Proceeds before income taxes	174,411	177,548
Income tax expense (benefit)	(8,385)	(43)

Net proceeds	$182,796	$177,591

Supplemental Financial Information
Beginning August 1, 2005, Diamond’s cost basis for walnuts will be the price it pays for walnuts. For the years and quarters ended July 31, 2005 and 2004, Diamond has provided the following supplemental financial information, including estimated walnut acquisition costs, for purposes of comparability of its financial results for future periods. Estimated walnut acquisition costs are based on the “field price” reported by the California

Statistical Office of the USDA National Agricultural Statistics Service, or CASS, for each related crop year. Diamond believes this information is the only available measure of industry-wide walnut acquisition costs. Diamond cannot determine an actual cost basis for walnuts acquired and sold in historical periods. In addition, Diamond:
•	is unable to determine retroactively what it would have paid for walnuts in prior years had it not been a grower-owned cooperative;
•	is unable to determine whether what it would have paid for walnuts would approximate amounts paid to other growers by other processors as reflected in the CASS statistics;
•	is limited by the level of detail provided by the CASS statistics; and
•	cannot ensure that the cost of sales amounts implied by the CASS statistics are representative of future cost of sales amounts.
Diamond has not undertaken any effort to validate the accuracy of the CASS statistics.
Although there are limitations in using the CASS data as a basis for estimated walnut acquisition costs as noted above, the following supplemental financial information is presented on that basis since it represents financial information that is comparable to how Diamond’s financial results will be presented in the future.

Supplemental Statement of Operations
Year ended July 31,		Quarter ended July 31,
2005	2004	2005	2004

		(unaudited)
Net sales and other revenues	$462,548	$359,683	$97,669	$70,190
Cost of sales*	413,750	303,518	92,840	61,395

Gross margin	48,798	56,165	4,829	8,795
Operating expenses:
Selling, general and administrative	33,188	28,169	8,081	6,873
Advertising	22,153	14,673	3,657	1,390

Total operating expenses	55,341	42,842	11,738	8,263

Operating income	(6,543)	13,323	(6,909)	532
Interest, net	4,433	3,403	1,197	946
Conversion costs	697	—	452	—
Early extinguishments of debt	2,028	—	2,028	—

Income before income taxes	$(13,701)	$9,920	$(10,586)	$(414)
*Cost of sales represents historical cost of purchased commodities, processing, packaging and distribution as presented in the consolidated statements of net proceeds, adjusted by: $(34.3) million, $6.7 million, $(48.0) million and $(33.5) million for the years ended July 31, 2005 and 2004 and the quarters ended July 31, 2005 and 2004, respectively, to convert walnut inventories from crop year pool and NRV accounting to cost basis accounting; and $222.4 million, $160.9 million, $49.2 million and $33.7 million for the years ended July 31, 2005 and 2004 and the quarters ended July 31, 2005 and 2004, respectively, to record estimated walnut cost of goods sold. Walnut cost of goods sold represents an average cost per pound based on the weighted average CASS field prices for the applicable crop years. There are no other adjustments to the historical amounts as presented in the consolidated statements of net proceeds.
About non-GAAP financial measures: Diamond uses the supplemental statement of operations information to supplement Diamond’s consolidated financial statements presented in accordance with GAAP for agricultural cooperatives. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Diamond’s management believes that this supplemental financial information is useful to investors because Diamond’s financial statements for periods after July 31, 2005 will include walnut acquisition costs that were not included in its financial statements for earlier periods. Accordingly, gross margins reported in the future will be materially different than those reported in the historical cooperative financial statements. Providing supplemental financial information gives investors a basis to compare historical financial results to future financial results.
“Safe Harbor” Statement: Statements in this press release relating to Diamond’s expected announcement of its final results and its long-term financial targets are “forward-looking statements” and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Since we conduct a substantial amount of business outside the U.S., we are subject to special risks which could reduce our sales and disrupt supplies, including local economic and political conditions, trade restrictions, changing regulatory requirements, currency rate fluctuations and natural disasters limiting supply of nuts purchased abroad. (7) We expect certain costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our Registration Statement on Form S-1, filed with the SEC, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at (415) 896-6820 or by clicking on Investor Relations on Diamond’s website at www.diamondnuts.com. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.

About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald of California brands. Diamond’s products include walnuts, pine nuts, pecans, peanuts, macadamia nuts, hazelnuts, cashews, Brazil nuts and almonds.